Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos 333-251093, 333-248481 and 333-255546) on Form S-3 and (Nos 333-192912 and 333-248231) on Form S-8 of our report dated February 27, 2020, with respect to the consolidated financial statements of AMC Entertainment Holdings, Inc.

/s/ KPMG LLP

Kansas City, Missouri

March 1, 2022